Exhibit 10.10

Execution Version

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) dated as of October 31, 2019 is by and between SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation (the “Company”), and INTELSAT JACKSON HOLDINGS S.A., a Luxembourg corporation (“Intelsat”).

RECITALS

WHEREAS, concurrently herewith, Intelsat, the Company and the other parties named therein have entered into that certain Loan and Security Agreement (as amended, the “Loan Agreement”) pursuant to which Intelsat and the other lenders party thereto have agreed to make certain Advances (as defined in the Loan Agreement) to the Company and its Subsidiaries in accordance with the terms thereof;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement; and

WHEREAS, in order to provide additional consideration for the Advances, the Company has agreed to grant to Intelsat a right of first offer in respect of certain transactions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.    Right of First Offer.

(a)    During the period commencing on the date hereof and ending on the seventh (7th) anniversary of the date hereof, in the event that the Company wishes to commence, participate or engage in a Sale Transaction (as defined below), whether unilaterally or in response to an offer, prior to soliciting or engaging in negotiations with any Person other than Intelsat (each, a “Third Party Purchaser”) with respect to such Sale Transaction, the Company shall first deliver to Intelsat a written notice (the “ROFO Notice”), setting forth the Company’s desire to engage in a Sale Transaction and setting forth the desired terms and conditions of such Sale Transaction.

(b)    A “Sale Transaction” means (i) a sale, lease, exchange, exclusive license or other disposition of fifty percent (50%) or more of the Company’s and its Subsidiaries’ assets, taken as a whole, in one transaction or series of related transactions (including any division of the business of the Company and its Subsidiaries), (ii) a merger, consolidation, refinancing or recapitalization as a result of which the holders of the Company’s issued and outstanding Equity Interests immediately before such transaction own or control less than a majority of the Equity Interests of the continuing or surviving entity immediately after such transaction; or (iii) the sale, transfer, assignment or disposition (in one or more transactions) of Equity Interests of the Company, directly or indirectly, to any Person(s) acting together or constituting a “group” under Section 13(d) of the Exchange Act, pursuant to which such Person(s), will own or control, directly or indirectly, at least fifty percent (50%) of the issued and outstanding Equity Interests of the Company; provided, however, that a “Sale Transaction” shall not include any bona fide third party financing for the sale of shares of the Company’s preferred stock as a result of which any Person(s) acting together or constituting a “group” under Section 13(d) of the Exchange Act will own or control, directly or indirectly, at least fifty percent (50%) of the issued and outstanding Equity Interests of the Company.

(c)    For a period of thirty (30) days after the delivery of the ROFO Notice (the “Non-Exclusive Period”), the Company shall not and shall cause its officers, directors, employees, agents, representatives or advisors, not to, directly or indirectly, enter into any agreement, arrangement or understanding (including, without limitation, any exclusivity agreement or exclusive negotiation or arrangement) with any Third Party Purchaser with respect to a Sale Transaction; provided, however, that, for the avoidance of doubt, the foregoing shall not preclude the Company or its officers, directors, employees, agents, representatives or advisors from conducting negotiations on a non-exclusive basis with respect to a Sale Transaction.

(d)    During the Non-Exclusive Period, the Company shall, and shall cause its Subsidiaries to, (i) provide Intelsat, its counsel, financial advisors, auditors and other representatives reasonable access to the offices, properties, personnel, books and records, customers of the Company and its Subsidiaries; (ii) furnish to Intelsat, its counsel, financial advisors, auditors and other representatives such information relating to the Company or any of its Subsidiaries as may be reasonably requested for purposes of conducting due diligence; and (iii) instruct the employees, counsel, accountants and other advisors of the Company or any of its Subsidiaries to otherwise reasonably cooperate with Intelsat in its due diligence investigation of the Company and any of its Subsidiaries.

(e)    At any time prior to the expiration of the Non-Exclusive Period, Intelsat may, in its sole discretion, make an offer to the Company to enter into a Sale Transaction (the “Intelsat Offer”). If the Intelsat Offer involves debt financing, then the Intelsat Offer shall be accompanied by customary debt commitment letters. If an Intelsat Offer is made, the Company shall have ten (10) days to negotiate with Intelsat or to accept or reject such offer (such ten (10)-day period, the “Intelsat Negotiation Period”). If the Company does not accept the Intelsat Offer at the end of the Intelsat Negotiation Period, or no Intelsat Offer is made prior to the expiration of the Non-Exclusive Period, the Company may, after the expiration of the Intelsat Negotiation Period or the Non-Exclusive Period, as applicable, pursue, negotiate or enter into a Sale Transaction with a Third Party Purchaser (such transaction, the “Third Party Sale Transaction”), so long as (i) in the case where the Company does not accept the Intelsat Offer at the end of the Intelsat Negotiation Period, the total enterprise value for the Company and its Subsidiaries implied by the Third Party Sale Transaction is greater than 110% of the total enterprise value for the Company and its Subsidiaries implied by the Intelsat Offer (with all relevant terms of such transaction being evaluated on a like-for-like basis), and (ii) the definitive agreements for the Third Party Sale Transaction are entered into no later than the date that is one hundred thirty-five (135) days after the expiration of the Intelsat Negotiation Period or the Non-Exclusive Period, as applicable.

(f)    If no definitive agreement is entered into by the Company for a Third Party Sale Transaction within one hundred thirty-five (135) days after the expiration of the

Intelsat Negotiation Period or the Non-Exclusive Period, as applicable, or, if such definitive agreement is entered into within such period, but the Third Party Sale Transaction is not consummated within ninety (90) days thereafter (subject to customary extensions for receipt of required regulatory approvals), any proposed Sale Transaction shall once again require compliance by the Company with the procedures set forth in this Agreement (including delivery of a ROFO Notice prior to any Sale Transaction).

(g)    If the Company accepts the Intelsat Offer, all parties to this Agreement shall, and shall cause their Affiliates and their respective stockholders, officers, directors, employees, agents, representatives or advisors to, use reasonable efforts to cooperate to, enter into definitive agreements and consummate the Sale Transaction contemplated by the Intelsat Offer.

Section 2.    Notice of Sale by Stockholders. Pursuant to Section 2.11(c) of that certain Amended and Restated Investors’ Rights Agreement, dated as of October 19, 2017 (as amended, the “IRA”), by and among the Company and certain stockholders of the Company party thereto (collectively, the “IRA Stockholders”), the IRA Stockholders are required to provide notice to the Company in certain circumstances of any intention to sell, transfer or pledge any preferred stock or common stock of the Company held by such IRA Stockholders. Promptly after receipt by the Company, and in no event later than one (1) Business Day of such receipt, of any notice from any IRA Stockholders other than any Key Holder (as such term is defined in the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 19, 2017, as further amended) (in such capacity, a “Selling Stockholder”) of the Selling Stockholder’s intention to sell any equity securities of the Company to any other party (excluding, for the avoidance of doubt, any Affiliates of such Selling Stockholder) (each, a “Proposed Stockholder Transfer”), the Company shall provide written notice to Intelsat of such Proposed Stockholder Transfer, which notice shall set forth the identity of the Selling Stockholder, the type and amount of equity securities proposed to be transferred, and all other material terms and conditions of such Proposed Stockholder Transfer (to the extent known to the Company). Intelsat may, in its sole discretion upon receipt of such written notice from the Company, communicate with the Selling Stockholder and make an offer to purchase the equity securities proposed to be transferred. Upon request of Intelsat, the Company shall use commercially reasonable efforts to facilitate the communication between Intelsat and the Selling Stockholder and shall provide access to and cooperate with Intelsat to the same extent as required in Section 1(d) hereof to enable Intelsat to conduct necessary and appropriate due diligence in connection with any offer made to the Selling Stockholder.

Section 3.    Further Assurance. The Company hereby agrees that if and when any action or vote is required to be taken by the Company (including, without limitation, exercising any existing rights, and amending any agreements to which the Company is a party) to give effect to the provisions of this Agreement, the Company shall take such action or vote in such a manner as necessary to effectuate the provisions of this Agreement. Without limiting the foregoing, each of the parties hereto agrees to execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

Section 4.    Representations of the Company. The Company represents and warrants to Intelsat that:

(a)    The Company has all requisite corporate authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and to perform the obligations contemplated hereby;

(b)    This Agreement has been duly executed by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except for any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and general principles of equity; and

(c)    The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (x) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required by, or result in the termination of or give any other Person the right to terminate, any material contract to which the Company is a party or by which it is bound; or (y) violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or, conflict or default under, in each case in any material respect, any applicable law applicable to the Company.

Section 5.    Modification; Amendment and Waiver. No amendment or modification of, or waiver under, this Agreement shall be effective except by a written agreement signed by the Company and Intelsat.

Section 6.    Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Section 7.    Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

Section 8.    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties; provided, however, that Intelsat may assign its rights hereunder to any of its Affiliates. Any purported assignment without the required prior written consents shall be void.

Section 9.    Severability. Any provision of this Agreement that is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality or enforceability of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

Section 10.    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted successor or assign of a party.

Section 11.    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

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IN WITNESS WHEREOF, this Right of First Offer Agreement has been executed by the undersigned as of the date above written.

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Jose Toscano
Name: Jose Toscano
Title: Chairman & Chief Executive Officer

SPACEFLIGHT INDUSTRIES, INC.

By:	/s/ Brian E. O’Toole
Name: Brian E. O’Toole
Title: President